UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2016

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 13, 2016, Zimmer Biomet Holdings, Inc. (the “Company”) entered into an underwriting agreement with certain of its stockholders, each affiliates of Kohlberg Kravis Roberts & Co. L.P., The Goldman Sachs Group, Inc. or TPG Global, LLC (the “Selling Stockholders”), and Goldman, Sachs & Co. and J.P. Morgan Securities LLC (the “Underwriters”) relating to the offer and sale by the Selling Stockholders to the Underwriters of an aggregate of 11,116,533 shares of common stock of the Company. The Company will not receive any of the proceeds of the sale of the shares of common stock by the Selling Stockholders. The sale of such shares of common stock by the Selling Stockholders was completed on June 16, 2016.

The underwriting agreement contains representations and warranties and covenants that are customary for transactions of this type. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities on customary terms.

The Underwriters and their respective affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking, lending and other services for the Company and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Prior to the consummation of the transactions contemplated by the underwriting agreement, the Selling Stockholders collectively held more than 9.3% of the Company’s outstanding shares of common stock. Each Selling Stockholder is also party to the Company’s existing stockholders agreement dated April 24, 2014 and amended March 30, 2015, among the Company, the Selling Stockholders and the other parties thereto (the “Stockholders Agreement”), which among other things had, prior to the offering and sale by the Selling Stockholders of the shares of common stock of the Company described above, permitted the stockholders of the Company party thereto to designate two members of the Company’s board of directors.

The offering of the shares of common stock of the Company by the Selling Stockholders was made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-209390), the prospectus dated February 4, 2016 and the related prospectus supplement dated June 13, 2016.

The foregoing description of the underwriting agreement does not purport to be complete and is qualified in its entirety by reference to the underwriting agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The description of the underwriting agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.

Item 7.01	REGULATION FD DISCLOSURE.

On June 13, 2016, the Company issued a press release announcing the launch of the offering by the Selling Stockholders. On June 14, 2016, the Company issued a press release announcing the pricing of the offering by the Selling Stockholders. Copies of these press releases are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 8.01	OTHER EVENTS.

As a result of the offering and sale by the Selling Stockholders of the shares of common stock of the Company described under Item 1.01 hereto, a “Principal Stockholder Rights Termination Event” will occur under the Stockholders Agreement at the end of the day on June 16, 2016. The occurrence of a Principal Stockholder Rights Termination Event will result in, among other things, the stockholders party to the Stockholders Agreement no longer having the right to designate any members of the Company’s board of directors (the “board”).

Under the Stockholders Agreement, the Selling Stockholders would be obligated to cause their designated directors, currently Michael W. Michelson and Jeffrey K. Rhodes, to immediately resign upon the occurrence of a Principal Stockholder Rights Termination Event, unless otherwise consented to by a majority of the other members of the board. In order to allow the board the opportunity to further discuss the future composition of the board, the Company has temporarily waived this obligation until the earlier of (a) the second business day following completion of the first regularly scheduled meeting of the board in July 2016 and (b) such other date as may be specified by the Company. The foregoing description of the waiver under the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to such waiver, which is filed as Exhibit 99.3 hereto and is incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of June 13, 2016, among Zimmer Biomet Holdings, Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, and each of the selling stockholders named in Schedule II thereto

99.1	Press release, dated June 13, 2016, issued by Zimmer Biomet Holdings, Inc.

99.2	Press release, dated June 14, 2016, issued by Zimmer Biomet Holdings, Inc.

99.3	Waiver letter, dated June 16, 2016, among Zimmer Biomet Holdings, Inc. and each of the stockholders of Zimmer Biomet Holdings, Inc. party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2016

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of June 13, 2016, among Zimmer Biomet Holdings, Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, and each of the selling stockholders named in Schedule II thereto

99.1	Press release, dated June 13, 2016, issued by Zimmer Biomet Holdings, Inc.

99.2	Press release, dated June 14, 2016, issued by Zimmer Biomet Holdings, Inc.

99.3	Waiver letter, dated June 16, 2016, among Zimmer Biomet Holdings, Inc. and each of the stockholders of Zimmer Biomet Holdings, Inc. party thereto

4